CONFIDENTIAL	EXECUTION

Exhibit 10.27

EXTENSION NO. 2 TO YAHOO! REMOTE MERCHANT INTEGRATION (RMI) AGREEMENT

THIS EXTENSION NO. 2 (this “Second Extension”) is entered into as of September 17, 2002 (the “Second Extension Effective Date”) by and between Yahoo! Inc. (“Yahoo!”), a Delaware corporation, and Proflowers, Inc. (“Merchant”), a Delaware corporation, and amends the Yahoo! Remote Merchant Integration (RMI) Agreement between Yahoo! and Merchant entered into as of August 23, 2000 (the “Agreement”), as amended by Extension No. 1 between Yahoo! and Merchant entered into as of December 19, 2001 (the “First Extension”).

For good and valuable consideration, the receipt of which is hereby acknowledged, Yahoo! and Merchant amend the Agreement as follows:

1.	Definitions. Capitalized terms not defined herein have the meanings set forth in the Agreement.

2.	Term.

2.1	Effective as of September 17, 2002, the first sentence of Section 11 of the Agreement, as amended by the First Extension, is deleted in its entirety and replaced with the following:

“This Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided herein or as otherwise agreed, remain effective at least until [*] (the “Initial Term”).”

3.	Payments.

3.1	Effective as of September 17, 2002, the table in Section 10 of the Agreement, as amended by the First Extension, is deleted in its entirety and replaced with the following:

NUMBER OF SERVICE ORDERS	[*] SERVICE ORDER
[*]	[*]

3.2	Merchant acknowledges [*]

4.	Service Orders, and Yahoo! Wallet. Effective as of September 17, 2002, the following two sub-sections shall be added to Section 5 of the Agreement:

*	Material has been omitted pursuant to a request for confidential treatment.

“(c) Unique Tracking URL Service Orders. In addition to Service Orders defined in Section 10, Service Orders shall also include [*] Yahoo! Search and Directory in direct response to a user’s search on the keywords, [*] during the Term, which [*] Yahoo! Search and Directory means Yahoo!’s principal, U.S.-targeted directory to the World

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CONFIDENTIAL	EXECUTION

Wide Web, which is comprised of (a) a search functionality that currently resolves either to search.Yahoo.com or to google.Yahoo.com; and (b) a browse tree that currently resolves to dir.Yahoo.com.

(d) Yahoo! Wallet. Merchant will present users on the Merchant Pages with the opportunity to use or register for Yahoo! Wallet (Yahoo!’s U.S. targeted personal wallet property, which is currently located at http://wallet.Yahoo.com and enables users to store personal information and preferences for the purpose of conducting transactions on an Internet Site) by presenting users with the opportunity to use and register for Yahoo! Wallet as part of the check-out process on the Merchant Pages. Yahoo! Wallet will be presented in a manner as least as prominent as any other third party express check-out process. [*] All methods and requirements for implementing Yahoo! Wallet technology that directly affect the Merchant Pages or the Merchant Site, including but not limited to those that in any way impact the performance of the Merchant Pages or the Merchant Site, and any use of Merchant’s user and/or order data, will be mutually agreed upon. Such approval will not be unreasonably withheld.”

5.	Effect of Amendment. Except as amended by this Second Extension, the Agreement, as amended by the First Extension, will remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of the Agreement, as amended by the First Extension, and the terms of this Second Extension, the terms of this Second Extension shall govern and control.

6.	Counterparts. This Second Extension may be executed in any number of counterparts, each which will be deemed an original, and all of which together shall constitute one instrument.

[signature page follows]

*	Material has been omitted pursuant to a request for confidential treatment.

2

CONFIDENTIAL	EXECUTION

This Second Extension has been executed by the duly authorized representatives of the parties as of the Second Extension Effective Date.

YAHOO! INC.

By:	/s/ William Rowley

Name:	William Rowley

Title:	Director, Bus. Dev.

Date:	9/30/02

PROFLOWERS, INC.

By:	/s/ Mark S. Irace

Name:	Mark S. Irace

Title:	VP Marketing

Date:	9/19/02

3

Standard Terms and Conditions for Yahoo! Advertising

Insertion Order No. [*]

The following terms and conditions (the “Standard Terms”) shall be deemed to be incorporated into the attached insertion order (the “Insertion Order”):

1. Terms of Payment. Advertiser must submit completed credit application to determine terms of payment. If no credit application is submitted or the request for credit is denied by Yahoo! Inc. (“Yahoo”) in its sole discretion, the Insertion Order must be paid in advance of the advertisement start date. Major credit cards (VISA, M/C and American Express) are accepted. If Yahoo approves credit, Advertiser will be invoiced on the first day of the contract period set forth on the Insertion Order and payment shall be made to Yahoo within [*] from the date of invoice (“Due Date”). Amounts paid after the Due Date shall bear interest at the rate of [*] per month (or the highest rate permitted by law, if less). In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorneys’ fees) incurred by Yahoo in collecting such amounts. Yahoo reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with Yahoo.

2. Positioning. Except as otherwise provided in the Insertion Order or these Standard Terms, positioning of advertisements within the Yahoo properties or on any page is at the sole discretion of Yahoo (subject to the remedies set forth in Section 6). Yahoo may, at its reasonable discretion, remove from the Insertion Order (and substitute with similar inventory) any keyword or category page that it believes to be a trademark, trade name, company name, product name or brand name belonging to or claimed by a third party.

3. Usage Statistics. Unless specified in the Insertion Order or these Standard Terms and except for the remedies set forth in Section 6, Yahoo makes no guarantees with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by Yahoo are the official, definitive measurements of Yahoo’s performance on any delivery obligations provided in the Insertion Order. The processes and technology used to generate such statistics have been certified and audited by an independent agency. No other measurements or usage statistics (including those of Advertiser or a third party ad server) shall be accepted by Yahoo or have bearing on the Insertion Order.

4. Renewal. Except as expressly set forth in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional advertising order shall be at Yahoo’s sole discretion. Pricing for any renewal period is subject to change by Yahoo from time to time.

5. No Assignment or Resale of Ad Space. Advertiser may not resell, assign or transfer any of its rights hereunder without prior written consent from Yahoo, and any attempt to resell, assign or transfer such rights shall result in immediate termination of this contract, without liability to Yahoo. Notwithstanding the previous sentence and subject to the following sentences of this Section 5, either party (the “Assigning Party”) may assign or transfer any of its rights, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party (the “Non-Assigning Party”) in the event of a merger, sale of substantially all of the stock or assets or other corporate reorganization of the Assigning Party in which more than fifty percent (50%) of the voting securities of the Assigning Party are transferred (each an “Acquisition”), as long as the successor agrees in writing to be bound by the terms of the Standard Terms and the Insertion Order. Advertiser shall provide Yahoo notice of an Acquisition (“Acquisition Notice”) no later than the date of the Acquisition. Upon receipt of the Acquisition Notice, Yahoo shall have a right to terminate the Standard Terms and the Insertion Order by notifying successor of its intent to terminate the Standard Terms and the Insertion Order (“Termination Notice”) within twenty-five (25) calendar days after Yahoo’s receipt of the Acquisition Notice (the “Evaluation Period”), which termination will become effective five (5) calendar days after receipt of the Termination Notice by successor. During the Evaluation Period and, to the extent that Yahoo elects to terminate the Standard Terms and the Insertion Order hereunder, for the period until termination becomes effective, Advertiser will promote within its advertisements only those products and services offered by Advertiser prior to the Acquisition, and those products and services will be branded solely by Advertiser. Additionally, no amounts prepaid by Advertiser under the Standard Terms and the Insertion Order shall be refunded to Advertiser or successor upon termination pursuant to a Termination Notice.

6. Limitation of Liability. In the event (i) Yahoo fails to publish an advertisement in accordance with the schedule provided in the Insertion Order, (ii) Yahoo fails to deliver the number of total page views specified in the Insertion Order (if any) by the end of the specified period (except for any page view levels for Yahoo! Shopping or Yahoo! Marketplace), or (iii) of any other failure, technical or otherwise, of such advertisement to appear as provided in the Insertion Order, the sole liability of Yahoo to Advertiser shall be limited to, at Yahoo’s sole reasonable discretion, a

* Material has been omitted pursuant to a request for confidential treatment.

pro rata refund of the advertising fee representing undelivered page views, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion Order until total page views are delivered. In no event shall Yahoo or Advertiser be responsible for any consequential, special, punitive or other damages, including, without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/Standard Terms or publication of the advertisement, even if such party has been advised of the possibility of such damages. Without limiting the foregoing, Yahoo or Advertiser shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of such party affecting production or delivery in any manner.

7. Advertiser’s Representations; Indemnification. Advertisements are accepted upon the representation that Advertiser has the right to publish the contents of the advertisement without infringing the rights of any third party and without violating any law. In consideration of such publication, Advertiser agrees, at its own expense, to indemnify, defend and hold harmless Yahoo, and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorneys’ fees and costs) incurred by Yahoo in connection with any claims, administrative proceedings or criminal investigations of any kind arising out of publication of the advertisement and/or any material, product or service of Advertiser to which users can link through the advertisement (including without limitation, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices).

8. Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with Yahoo’s policies in effect from time to time, including (without limitation) the manner of transmission to Yahoo and the lead-time prior to publication of the advertisement. Yahoo shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for inventory held by Yahoo pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to Yahoo a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith.

9. Right to Reject Advertisement. All contents of advertisements are subject to Yahoo’s approval. Yahoo reserves the right to reject any advertisement, URL link, space reservation or position commitment, at any time, for any reason whatsoever (including belief by Yahoo that placement of advertisement, URL link, etc., may subject Yahoo to criminal or civil liability). If Yahoo exercises its right to reject under the preceding sentence, Advertiser shall have the opportunity to submit to Yahoo a replacement advertisement, URL link, space reservation or position commitment within a reasonable period of time after Yahoo’s rejection, and Yahoo agrees to review the replacement within a reasonable period of time after Advertiser’s submission.

10. Cancellations. Except as otherwise provided in the Insertion Order, the Insertion Order is non-cancelable by Advertiser.

11. Construction. No conditions other than those set forth in the Insertion Order or these Standard Terms shall be binding on Yahoo unless expressly agreed to in writing by Yahoo. In the event of any inconsistency between the Insertion Order and the Standard Terms, the Standard Terms shall control.

12. Miscellaneous. These Standard Terms, together with the Insertion Order, (i) shall be governed by and construed in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law; (ii) may be amended only by a written agreement executed by an authorized representative of each party; and (iii) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Advertiser shall make no public announcement regarding the existence or content of the Insertion Order without Yahoo’s written approval, which may be withheld at Yahoo’s sole discretion. Both parties consent to the jurisdiction of the courts of the State of California with respect to any legal proceeding arising in connection with the Insertion Order/Standard Terms.

13. Third Party Ad Serving. If Yahoo has approved the use by Advertiser of a third party ad server (“Third Party Server”) in connection with this Insertion Order, the following provisions shall also apply: (i) The Advertiser shall post each advertisement to a staging area and shall notify Yahoo of such posting at least [*] prior to the date on which Third Party Server is scheduled to serve such advertisement to a Yahoo property. Such advertisement shall be reviewed by Yahoo and must be approved in writing by Yahoo before it can be served by Third Party Server. In accordance with Section 9, Yahoo reserves the right to reject any advertisement or any element thereof, for any reason in its sole discretion. (ii) The Advertiser shall post all scheduling changes, new target URLs, new HTML specifications, new graphics and all other new or revised advertisements (“Revisions”) to a staging area and shall notify Yahoo of such posting at least [*] prior to the date Advertiser wishes such Revisions to take effect. Revisions shall not be implemented until approved by Yahoo in writing, which approval shall be at Yahoo’s sole discretion. (iii) If Advertiser discovers that Advertiser or Third Party Server has served, or caused to be served, an advertisement to a Yahoo property in violation of this Agreement, Advertiser must immediately provide notice to Yahoo of the violation (along with a written explanation) and remove the advertisement from its placement or rotation on the Yahoo properties. Nothing in this Section shall limit any of Yahoo’s rights or remedies in the event of such breach.. (iv) In the event Yahoo exercises its right to cancel an advertisement in accordance with Section 9 hereof, Yahoo shall notify Advertiser in writing. The Advertiser must cause the advertisement to be removed from the Yahoo properties and from its advertising rotation no later than [*] after written notification by Yahoo.

14. Throughout the term of this Insertion Order, Yahoo will place the following advertisements on the following pages within the [*] category of Yahoo’s shopping property (“Yahoo Shopping”):

[*]

15. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with advertisements in the form of [*] text links and, if Advertiser has provided contextually relevant search results to Yahoo, [*] placement on search results pages within Yahoo Shopping displayed in response to a user’s search of a keyword or phrase set forth in this Insertion Order.

16. Yahoo will provide Advertiser with an [*] within a [*] seasonal page within Yahoo Shopping and with a [*] within a [*] seasonal page and a [*] seasonal page within Yahoo Shopping.

17. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with [*] on the following pages within the [*] category of Yahoo Shopping:

[*]

18. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with [*] of the following pages within the [*] category of Yahoo Shopping:

[*]

19. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with advertisements in the form of [*] within the [*] category of Yahoo’s [*] property (“Yahoo [*]”).

20. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with advertisements in the form of [*] or [*] or [*], as applicable, on search results pages within Yahoo Search displayed in response to a user’s search of a keyword or phrase set forth in this Insertion Order.

21. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with advertisements in the form of [*] on results page of the [*] category of Yahoo’s principal, U.S.-targeted directory to the World Wide Web (“Yahoo Directory”).

22. During the periods from [*], Yahoo will provide Advertiser with advertisements in the form of [*] within My Yahoo.

23. During the periods from [*], Yahoo will provide Advertiser with advertisements in the form of [*] within My Yahoo.

24. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with exposure within the [*] of My Yahoo.

* Material has been omitted pursuant to a request for confidential treatment.

25. Throughout the term of this Insertion Order, Yahoo will provide Advertiser [*] on pages displayed by Yahoo in response to [*].

26. During the periods from [*], Yahoo will provide Advertiser with [*] on [*].

27. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with [*] on email messages sent via Yahoo’s Alerts service.

28. Throughout the term of this Insertion Order, Yahoo will provide Advertiser with [*] and [*] on Yahoo’s [*] property (“Yahoo [*]”).

29. During the periods from [*], Yahoo will place, on behalf of Advertiser, [*] the process within Yahoo’s [*] (“Yahoo “) through which users [*] and send [*].

30. During the periods from [*], Yahoo will place, on behalf of Advertiser, [*] within the [*] for [*] to be mutually decided pending the availability for such period.

31. During the periods from [*], Yahoo will place, on behalf of Advertiser, [*] within the [*] for [*] to be mutually decided pending the availability for such period.

32. Advertiser acknowledges and agrees that Yahoo [*] with respect to [*] or [*] placed in Yahoo Shopping and Marketplace under this Insertion Order. For clarity, other advertisement placements may carry [*] as specified in the Insertion Order.

33. Advertiser acknowledges [*]

34. Advertiser will pay to Yahoo [*] in the amount of [*] which is due and payable on [*] basis, with the [*] payment due on [*] and the [*] due on the first of [*] thereafter, in [*] of [*].

35. The following Paid Advertising placements that correlate to the keywords listed below will be unavailable until after the stated dates:

[*]

36. Insertion Order No. [*] and its corresponding standard terms will be terminated contemporaneously with the Parties’ execution of these Standard Terms for Insertion Order No. [*].

37. Exhibit A, attached hereto, provides definitions for certain capitalized terms used in these Standard Terms.

These Standard Terms and Conditions for Yahoo! Advertising Insertion Order No. [*] has been executed by the duly authorized representatives of the parties as of the last dated signature in the signature block below.

YAHOO! INC.

By:	/s/ Bill Rowley

Name:	Bill Rowley

Title:	Director, Bus. Dev.

Date:	9/30/02

PROFLOWERS, INC.

By:	/s/ Mark S. Irace

Name:	Mark Irace

* Material has been omitted pursuant to a request for confidential treatment.

Title:	Vice President, Marketing

Date:	9/19/02

EXHIBIT A

ADDITIONAL DEFINITIONS

Definitions. The following definitions apply to the capitalized terms herein:

“Anchor Tenant Button” means Paid Advertising that (a) contains the promoted entity’s name or logo only; (b) has dimensions no larger than 120 pixels by 30 pixels high; (c) has a file size no greater than 2K; (d) does not contain any animation; (e) rotates its position on the page with other Anchor Tenant Buttons; and, when promoting the Advertiser, (f) contains a link that permits users to navigate directly to the Advertiser RMI Site.

“Center Module” means Paid Advertising that (a) contains the promoted entity’s name or logo; (b) has dimensions no larger than 120 pixels wide by 150 pixels high; (c) has a file size no greater than 8K; (d) contains headline text of no more than forty-five (45) characters, including punctuation and spaces; (e) contains body text of no more than one hundred sixty (160) characters, including punctuation and spaces; (f) does not contain capital letters, other than to begin a sentence, the promoted entity’s name or the promoted product’s name; (g) does not contain any animation; (h) rotates with other Center Modules for placement on the page; and, when promoting the Advertiser, (i) contains a link that permits users to navigate directly to a page within the Advertiser RMI Site on which users can purchase the promoted product on-line.

“East Button” means Paid Advertising that (a) contains the promoted entity’s name or logo; (b) has dimensions no larger than 88 pixels wide by 31 pixels high; (c) contains three lines of text, each of which is no more than 16 characters in length, including punctuation and spaces; (d) does not contain animation; (e) has a file size no greater than 4K; (f) rotates with other East Buttons for placement on the page; and, when promoting the Advertiser; (g) contains a link that permits users to navigate directly to a page within the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“East Logo” means Paid Advertising that (a) contains the promoted entity’s name or logo only; (b) has dimensions no larger than 120 pixels wide by 30 pixels high; (c) does not contain animation; (d) has a file size no greater than 2K; (f) rotates with other East Logos for placement on the page; and, when promoting the Advertiser; (g) contains a link that permits users to navigate directly to a page within the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Grid Module” means Paid Advertising that (a) contains a product image and text link; (b) has dimensions no larger than 120 pixels by 150 pixels high; (c) has a file size no greater than 8K; (d) contains text of no more than fifty-five (55) characters, including punctuation and spaces; (e) does not contain borders or logos; (f) does not contain any animation; (g) contains product price in text only; (h) rotates its position on the page with other Grid Modules; and, when promoting the Advertiser, (i) contains a link that permits users to navigate directly to the Advertiser RMI Site.

“LREC Ad” means Paid Advertising that (a) contains the promoted entity’s name or logo; (b) has dimensions no larger than 300 pixels wide by 250 pixels high; (c) can contain animation; (d) has a file size no greater than 20K; (e) rotates with other LREC Ads for placement on the page; and, when promoting the Advertiser, (f) permits users to navigate directly to a page on the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Mantel Textlink” means Paid Advertising in the form of a text link that (a) appears within the My Yahoo mantel; (b) contains a maximum of 18 characters, including punctuation and spaces; (c) contains the promoted entity’s name or logo only; (d) has a file size no greater than 2K; and, when promoting the Advertiser, (e) is emboldened; (f) rotates with other Mantel Text Links for placement on the page; and (g) permits users to navigate directly to a page on the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Monster Module” means Paid Advertising (a) contains the promoted entity’s name or logo; (b) has a width of no larger than 425 pixels and a flexible height of approximately 425 pixels; (C) does not contain animation; (d) has a file size no greater than 30K; (e) rotates with other Monster Modules for placement on the page; and, when promoting the Advertiser, (f) permits users to navigate directly to a page on the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“My Yahoo” means Yahoo’s U.S. targeted personalized property, which is currently located at http://my.yahoo.com and enables users to configure, arrange and add content and services to one or more linked pages.

“North Banner” means Paid Advertising that (a) is placed in the north banner position on the page; (b) contains the promoted entity’s name or logo; (c) has dimensions no larger than 468 pixels wide by 60 pixels high; (d) does not contain animation longer than 6 seconds; (e) does not contain “looped” animation; (f) has a file size no greater than 15K; and, when promoting the Advertiser, (g) rotates with other North Banners for placement on the page; and (h) contains a link that permits users to navigate directly to a page within the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Northwest Textlink” means Paid Advertising that (a) is 2 lines maximum; (b) contains a maximum of 22 characters per line, including punctuation and spaces; (c) contains the promoted entity’s name or logo only; (d) has a file size no greater than 2K; (e) rotates with other Northwest Textlinks for placement on the page; and, (f) when promoting the Advertiser, permits users to navigate directly to a page on the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Paid Advertising” means any form of on-line advertising or promotion for which Yahoo receives compensation in the form of cash or barter from either the party being promoted or a third party acting on behalf of the promoted party.

“Premier Merchant Button” means Paid Advertising that (a) contains the promoted entity’s name or logo only; (b) has dimensions no larger than 140 pixels by 45 pixels high; (c) has a file size no greater than 4K; (d) does not contain any animation; (e) rotates its position on the page with other Gift Center Buttons; and, when promoting the Advertiser, (f) contains a link that permits users to navigate directly to the Advertiser RMI Site.

“Shopping Specials Module” means Paid Advertising that (a) contains an image in .GIF or .JPG format with dimensions no larger than 90 pixels wide and 90 pixels high; (b) contains headline text of no more than sixty-four (64) characters, including punctuation and spaces; (c) contains body text of no more than two hundred (200) characters, including punctuation and spaces; (d) contains 3 additional text links, each of which are no more than 18 characters, including punctuation and spaces; (e) has a file size no greater than 8K; (f) rotates with other Shopping Specials Modules for placement on the page; (g) is updated periodically, since the promoted entity must provide no less than 6 different pieces of creative at all times; and, when promoting the Advertiser, (h) permits users to navigate directly to pages within the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Storyboard Ad” means Paid Advertising comprised of three related storyboards where the first two storyboards “set-up” the advertisement story and the final storyboard concludes the advertisement story.

“Superbanner” means Paid Advertising that (a) is placed in the north banner position on the page; (b) contains the promoted entity’s name or logo; (c) has dimensions no larger than 728 pixels by 90 pixels high; (d) has a file size no greater than 30K; (e) does not contain any animation; and, when promoting the Advertiser, (f) rotates with other Superbanners for placement on the page; and (g) contains a link that permits users to navigate directly to a page within the Advertiser RMI Site dedicated primarily to the on-line sale of fresh cut flowers.

“Universal Logout Page” means a web page that is displayed by Yahoo in response to a user logging out of his or her Yahoo account.

“Yahoo Home Page” means the page currently located at http://www.yahoo.com.

“Yahoo Marketplace” means the area within the Yahoo Home Page.

“Yahoo Search” means Yahoo’s principal, U.S.-targeted directory to the World Wide Web, which is comprised of a search functionality that currently resolves either to search.yahoo.com or to google.yahoo.com.

“Yellow Pages Center Module” means Paid Advertising that (a) contains the promoted entity’s name or logo; (b) contains the promoted entity’s telephone number and an additional 20 characters of text, including punctuation and spaces; (c) has dimensions no larger than 120 pixels wide by 90 pixels high; (d) has a file size no greater than 7K; (e) does not contain any animation; (f) rotates its position on the page with other Yellow Pages Center Modules; and, when promoting the Advertiser, (g) contains a link that permits users to navigate directly to the Advertiser RMI Site.